Exhibit 13(a)(4)

June 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4) to Form N-CSR dated June 2, 2023 of The Select Sector SPDR Trust and are in agreement with the statements contained in paragraphs 1 through 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Boston, Massachusetts

The Select Sector SPDR Trust

Change in Audit Firm

On February 9, 2023, upon recommendation by the Audit Committee of The Select Sector SPDR Trust (the “Trust”), the Board of Trustees of the Trust voted to replace Ernst & Young, LLP (“EY”) with Cohen & Company as the independent registered public accounting firm to the Trust for the fiscal year ending September 30, 2023.

The reports of EY on the financial statements for the fiscal years ended September 30, 2022 and 2021 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended September 30, 2022 and 2021, and in the subsequent interim period through February 9, 2023, there were no disagreements between the Trust and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of EY, would have caused it to make reference to the disagreements in its reports on the financial statements. In addition, during the fiscal years ended September 30, 2022 and 2021, and in the subsequent interim period through February 9, 2023, there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds requested and EY furnished a letter addressed to the Securities and Exchange Commission stating whether or not EY agreed with the above statements. A copy of such letter is attached hereto.

During the fiscal years ended September 30, 2022 and 2021, and in the subsequent interim period through February 9, 2023, neither the Trust nor anyone on its behalf consulted Cohen & Company concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).